Exhibit 99.1

FOR IMMEDIATE RELEASE:

November 3, 2009

Media Contact:

Roger Johnson, Overstock.com, Inc.

+1 (801) 947-4430

rojohnson@overstock.com

Investor Contact:

Kevin Moon, Overstock.com, Inc.

+1 (801) 947-3282

kmoon@overstock.com

Overstock.com Reports Q3 2009 Results

SALT LAKE CITY — Overstock.com, Inc. (NASDAQ: OSTK) today reported financial results for the quarter ended September 30, 2009.

Key Q3 2009 metrics (comparison to Q3 2008):

•              Revenue:  $195.1M vs. $186.9M (4% increase);

•              Gross margin: 19.3% vs. 17.2% (210 basis point improvement);

•              Gross profit:  $37.7M vs. $32.1M (17% increase);

•              Sales and marketing expense: $12.2M vs. $11.9M (2% increase);

•              Contribution (non-GAAP measure): $25.5M vs. $20.2M (26% increase);

•              G&A/Technology expense: $25.6M vs. $24.4M (5% increase);

•              Net loss: $(787,000) vs. $(1.6)M (50% decrease in net loss);

•              EPS: $(0.03)/share vs. $(0.07)/share ($0.04/share improvement); and

•              Adjusted EBITDA (TTM) (non-GAAP financial measure):  $19.7M vs. $4.7M ($15.0M improvement).

Dear Owner:

We saw our financial results improve versus Q3 2008. Revenue growth turned positive and Contribution dollars are up 26% over last year due to higher gross profit and a more efficient marketing spend. Our net loss has narrowed to 0.4% of revenue. For the first nine months of 2009, our net loss is $2.5 million, an $11.2 million improvement over the same period last year.

As we move into our peak selling season, our inventory is good and we are well positioned to deliver great deals to the cost conscious consumer.

As previously announced, we have received a notice from the Securities and Exchange Commission stating that the SEC is conducting an investigation concerning our previously-announced financial restatements of 2006 and 2008 and other matters. The subpoena accompanying the notice covers documents related to the restatements and also to our billings to our partners in the fourth quarter of 2008 and related collections, and our accounting for and implementation of software relating to our accounting for customer refunds and credits, including offsets to partners, and related matters. We have been and will continue to cooperate fully with the investigation.  In addition, we have received a comment letter from the SEC’s Division of Corporation Finance regarding our 2008 Form 10-K/A and June 30, 2009 Form 10-Q.  We have responded to the comment letter, but have not yet resolved all of the staff’s comments.

I look forward to discussing your business with you on our conference call, and until then, I remain,

Your humble servant,

Patrick M. Byrne

P.S. Please email questions to Kevin Moon at kmoon@overstock.com prior to the conference call.

Key financial and operating metrics discussion:

Total revenue — Total revenue for the three months ended September 30, 2009 and 2008 was $195.1 million and $186.9 million, respectively, a 4% increase. For the nine months ended September 30, 2009 and 2008, total revenue decreased 3% to $558.6 million from $578.5 million.

Gross profit — Gross profit for the three months ended September 30, 2009 and 2008 was $37.7 million and $32.1 million, respectively, a 17% increase, representing 19.3% and 17.2% of total revenue for those respective periods.  For the nine months ended September 30, 2009 and 2008, gross profit was $111.3 million and $99.3 million, respectively, a 12% improvement, representing 19.9% and 17.2% of total revenue for those respective periods.

For the nine months ended September 30, 2009, we reduced total Cost of goods sold by $1.7 million due to recoveries from partners who were underbilled in 2008 for certain fees and charges, and for a refund of overbillings by a freight carrier for charges from the fourth quarter of 2008. These recoveries accounted for 31 basis points of the 270 basis point improvement in gross profit from the nine months ended September 30, 2008. Without this reduction, gross profit for the nine months ended September 30, 2009 would be $109.5 million (19.6% as a percentage of total revenue), a 10% increase from the nine months ended September 30, 2008 rather than the 12% increase described above. In the third quarter of 2009, we recognized $117,000 of recoveries from partners and a freight carrier for charges related to 2008.

In September 2009, we executed a new supplier agreement with a majority of our fulfillment partners with the goal to better manage costs related to product returns. The impact of this change resulted in a reduction of Cost of goods sold related to our fulfillment partner business of approximately $350,000 in Q3 2009.

Contribution (a non-GAAP financial measure) and Contribution margin (a non-GAAP financial measure) — Contribution for the three months ended September 30, 2009 and 2008 was $25.5 million (13.1% Contribution margin) and $20.2 million (10.8% Contribution margin), respectively, a 26% increase in Contribution, or a 230 basis point improvement in Contribution margin, when compared to the same period in the prior year.  For the nine months ended September 30, 2009 and

2008, Contribution was $74.4 million (13.3% Contribution margin) and $58.1 million (10.0% Contribution margin), respectively, a 28% increase, or a 330 basis point increase when compared to the same period in the prior year.

Contribution (a non-GAAP financial measure) (which we reconcile to “Gross profit” in our statement of operations) consists of gross profit less sales and marketing expense and reflects an additional way of viewing our results. Contribution Margin is Contribution as a percentage of revenues. When viewed with our GAAP gross profit less sales and marketing expenses, we believe Contribution and Contribution margin provide management and users of the financial statements information about our ability to cover our operating costs, such as technology and general and administrative expenses. Contribution and Contribution Margin are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. You should review our financial statements and publicly-filed reports in their entirety and not rely on any single financial measure. The material limitation associated with the use of Contribution is that it is an incomplete measure of profitability as it does not include all operating expenses or non-operating income and expenses. Management compensates for these limitations when using this measure by looking at other GAAP measures, such as operating income (loss) and net income (loss).

For further details on Contribution, see the calculation of this non-GAAP financial measure below (in thousands):

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2009	2008	2009

Total revenue	$186,855	$195,081	$578,505	$558,591
Cost of goods sold	154,736	157,412	479,206	447,323

Gross profit	32,119	37,669	99,299	111,268
Less: Sales and marketing expense	11,934	12,187	41,197	36,849

Contribution	$20,185	$25,482	$58,102	$74,419

Contribution margin	10.8%	13.1%	10.0%	13.3%

Sales and marketing expenses — Sales and marketing expenses totaled $12.2 million and $11.9 million for the three month periods ended September 30, 2009 and 2008, respectively, representing 6.2% and 6.4% of total net revenue for those respective periods. Comparing the third quarter of 2009 with the same quarter of 2008, sales and marketing expenses increased 2%. For the nine month periods ended September 30, 2009 and 2008, sales and marketing expenses decreased 11% to $36.8 million in 2009 from $41.2 million in 2008, representing 6.6% and 7.1% of total revenue for those respective periods. The decrease in sales and marketing costs was primarily due to more efficient marketing spending in 2009.

Technology expenses — Technology expenses totaled $12.4 million and $14.1 million for the third quarters of 2009 and 2008, representing 6.4% and 7.6% of revenue for the third quarters of 2009 and 2008, respectively. Comparing the third quarter of 2009 to the third quarter of 2008, technology expenses decreased 12% primarily due to decreased depreciation expense for technology equipment and software development of approximately $2.7 million, which was partially offset by an increase in compensation of approximately $1.5 million related to an increase in technology staff.

For the nine month periods ended September 30, 2009 and 2008, technology expenses totaled $38.9 million and $43.9 million, respectively, representing 7.0% and 7.6% of total revenue for those respective periods, a decrease of 12%. The decrease is primarily due to a $10.3 million decrease in expenses related to depreciation of technology equipment and software development and the expiration of an operating lease in Q2 of 2008 which was not renewed, which was partially offset by an increase in compensation of approximately $5.0 million related to an increase in technology staff.

General and administrative (“G&A”) expenses — G&A expenses totaled $13.2 million and $10.3 million for the three months ended September 30, 2009 and 2008, respectively, 6.8% and 5.5% of total revenue for those respective periods.  The $2.9 million increase in G&A expenses for the three month period ended September 30, 2009 compared to the same period in 2008 is primarily attributable to an increase in compensation expense of approximately $1.9 million related to an increase in general and administrative staff, and an increase in legal expense of approximately $1.6 million; which was partially offset as we recognized a reduction of legal expense of $683,000 from a $2.75 million settlement payment discussed below.

For the nine month periods ended September 30, 2009 and 2008, G&A expenses totaled $38.8 million and $30.8 million, representing 7.0% and 5.3% of total revenue for both periods, respectively. The increase of $8.1 million in G&A expenses, which represents an increase of 26% for the nine month period ended September 30, 2009 compared to the same period in 2008 is primarily due to an increase in compensation expense of approximately $5.9 million related to an increase in general and administrative staff, which includes expense of $1.25 million related to termination of a consulting arrangement with Icent LLC. Icent LLC’s chief executive officer is James V. Joyce, who resigned from his position as a member of the Board of Directors on April 1, 2009.

The increase in G&A expenses is also related to additional facilities expenses relating to a new customer service center in the first part of 2009, increased moving related expenses and an increase of legal expenses of approximately $2.0 million during the nine month period ended September 30, 2009 compared to the same period of 2008; we incurred $4.2 million in legal expense for the nine months ended September 30, 2009 compared to $2.9 million of legal expense in the same period of 2008, which was partially offset as we recognized a reduction of legal expense of $1.9 million from a $2.75 million payment that we received from an insurer in the settlement of a dispute regarding insurance coverage of a legal matter.  The remaining balance of $859,000 is recorded in accrued liabilities at September 30, 2009 in the accompanying Consolidated Balance Sheets.  Our future recognition of amounts from the remaining balance is subject to a number of contingencies, including our incurring further related legal fees.

Restructuring — During the nine months ended September 30, 2009, we reduced our accrued restructuring liability by $218,000 as a result of our subleasing office space in our corporate headquarters earlier than originally anticipated.

Operating loss — Operating loss for the three months ended September 30, 2009 was $(154,000) compared to operating loss of $(4.3) million for the three months ended September 30, 2008, a $4.1 million improvement.  For the nine months ended September 30, 2009 and 2008, operating losses were $(3.1) million and $(16.6) million, respectively, a $13.5 million improvement.

Other income (expense) — Other income of $3.0 million for the nine months ended September 30, 2009, was due primarily to gains from the early extinguishment of some of our 3.75% Convertible Senior Notes (“Senior Notes”). During the three months ended June 30, 2009, we retired $2.5 million of our Senior Notes and recorded an $884,000 gain, net of amortization of debt discount of $29,000.

This was in addition to the $4.9 million of Senior Notes that were retired during the first quarter of 2009 when we recorded a $1.9 million gain, net of amortization of debt discount of $63,000.  We did not retire any of our Senior Notes during the three months ended September 30, 2009.

Net loss — Net loss for the three months ended September 30, 2009 was $(787,000), or $(0.03) per common share, compared to a net loss of $(1.6) million, or $(0.07) per common share for the three months ended September 30, 2008.  For the nine months ended September 30, 2009 and 2008, net losses were $(2.5) million and $(13.7) million, respectively, or $(0.11) and $(0.60) loss per common share for those periods, respectively.

Adjusted EBITDA — Adjusted EBITDA (a non-GAAP financial measure) for the three months ended September 30, 2009 and 2008 was $3.8 million and $2.2 million, respectively. For the twelve months ended September 30, 2009 and 2008, Adjusted EBITDA was $19.7 million and $4.7 million, respectively.

Adjusted EBITDA (a non-GAAP financial measure) (which we reconcile to “Net loss” in our statement of operations) consists of earnings before interest, taxes, depreciation, amortization, stock-based compensation, other income (expense) and discontinued operations. Adjusted EBITDA is used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. Adjusted EBITDA reflects an additional way of viewing our results that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our results. You should review our financial statements and publicly-filed reports in their entirety and not rely on any single financial measure.

We believe that discussing Adjusted EBITDA at this stage of our business is useful to us and to financial statement users, as Adjusted EBITDA is a reasonable measure of the continuing operations of our business. As we made significant investments in our infrastructure during 2005 and 2006 through large capital expenditures, the result was increased depreciation expense in our income statement. Therefore, in addition to net income or loss, which includes recurring non-cash expenses such as depreciation, amortization and stock-based compensation, we use adjusted EBITDA, which excludes all non-cash expenses, as a measurement of cash generated by the business.  We use Adjusted EBITDA to demonstrate the difference between our GAAP net losses and actual cash being used or generated by the business. The Adjusted EBITDA measurement also excludes non-operating income or expenses and discontinued operations, as we use it to measure only cash generated by the continuing operations of the business. We also believe that our Adjusted EBITDA measure is consistent with similar EBITDA measures used by other companies in our industry and measures used by industry analysts in comparing companies within our industry.

The material limitation associated with the use of Adjusted EBITDA is that it does not address the potential impact on cash from changes in balance sheet accounts, or from cash used for investing activities such as capital expenditures, and therefore does not demonstrate the overall change in cash position or liquidity of the business as a whole.  Management compensates for these limitations when using this measure by looking at other GAAP and non-GAAP measures, such as the consolidated statement of cash flows, free cash flow, and working capital, in conjunction with Adjusted EBITDA, when evaluating the overall cash picture of the business.  We also look at net income in conjunction with Adjusted EBITDA in evaluating overall company performance, with the overall goal of attaining GAAP net income/earnings.

Our calculation of Adjusted EBITDA is set forth below (in thousands):

	Three months ended		Twelve months ended
	September 30,		September 30,
	2008	2009	2008	2009
Net loss	$(1,589)	$(787)	$(20,142)	$(1,483)
Add back amounts for computation of Adjusted EBITDA:
Depreciation and amortization, including internal-use software and website development, and other amortization	5,580	2,946	24,634	14,816
Stock-based compensation expense to employees and directors	990	835	4,378	3,339
Stock-based compensation to consultants for services	(134)	—	90	88
Stock-based compensation related to performance share plan	—	—	(600)	(1,300)
Issuance of common stock from treasury for 401(k) matching contribution	—	185	(415)	185
Interest income	(664)	(11)	(398)	(616)
Interest expense	847	941	—	3,376
Other (income) expense, net	(2,849)	(297)	(2,849)	1,310

Adjusted EBITDA	$2,181	$3,812	$4,698	$19,715

Free cash flow (a non-GAAP financial measure) — Free cash flow for the three months ended September 30, 2009 and 2008 totaled $9.5 million and $(9.1) million, respectively.  For the twelve months ended September 30, 2009 and 2008, Free cash flow was $13.3 million and $(805,000).

Free cash flow reflects an additional way of viewing our cash flows and liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows and liquidity. Free cash flow, which we reconcile to “Net cash provided by (used in) operating activities,” is cash flow from operations reduced by “Expenditures for fixed assets, including internal-use software and website development.” Although we believe that cash flow from operating activities is an important measure, since it includes both the cash impact of the continuing operations of the business and changes in the balance sheet that impact cash, we believe free cash flow is a useful measure to evaluate our business since purchases of fixed assets are a necessary component of ongoing operations.  Therefore, we believe it is important to view free cash flow as a complement to our entire consolidated statements of cash flows.

Our calculation of Free cash flow is set forth below (in thousands):

	Three months ended September 30,		Twelve months ended September 30,
	2008	2009	2008	2009
Net cash provided by (used in) operating activities	$(275)	$11,980	$14,864	$22,693
Expenditures for fixed assets, including internal-use software and website development	(8,809)	(2,486)	(15,669)	(9,441)

Free cash flow	$(9,084)	$9,494	$(805)	$13,252

Cash and working capital — At September 30, 2009, Overstock.com had Cash and cash equivalents of $79.1 million.  Working capital was $34.1 million and $39.7 million at September 30, 2009, and December 31, 2008, respectively.  The decrease in our working capital is primarily related to the retirement of our Senior Notes during the first six months of 2009.

About Overstock.com

Overstock.com, Inc. is an online retailer offering brand-name merchandise at discount prices.  The company offers its customers an opportunity to shop for bargains conveniently, while offering its suppliers an alternative inventory distribution channel.  Overstock.com, headquartered in Salt Lake City, is a publicly traded company listed on the NASDAQ Global Market System and can be found online at http://www.overstock.com. Overstock.com regularly posts information about the company and other related matters on its website under the heading “Investor Relations.”

# # #

Overstock.com® is a registered trademark of Overstock.com, Inc.  Any other trademarks are the property of their respective owners.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include all statements other than statements of historical fact, including statements regarding our ability to provide deals to our customers, our future cooperation with the SEC and resolving the SEC staff’s concerns in the normal course.  Our Form 10-K/A for the year ended December 31, 2008, our subsequent quarterly reports on Form 10-Q, or any amendments thereto, and our other subsequent filings with the Securities and Exchange Commission identify important factors that could cause our actual results to differ materially from those contained in our projections, estimates or forward-looking statements.

Overstock.com, Inc.

Consolidated Statements of Operations (unaudited)

(in thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2009	2008	2009

Revenue, net
Direct	$34,176	$32,369	$125,771	$96,216
Fulfillment partner	152,679	162,712	452,734	462,375

Total net revenue	186,855	195,081	578,505	558,591

Cost of goods sold
Direct	30,633	28,453	110,307	82,657
Fulfillment partner	124,103	128,959	368,899	364,666

Total cost of goods sold	154,736	157,412	479,206	447,323

Gross profit	32,119	37,669	99,299	111,268

Operating expenses:
Sales and marketing	11,934	12,187	41,197	36,849
Technology	14,119	12,445	43,946	38,883
General and administrative	10,321	13,191	30,751	38,849
Restructuring	—	—	—	(218)

Total operating expenses	36,374	37,823	115,894	114,363

Operating loss	(4,255)	(154)	(16,595)	(3,095)

Interest income	664	11	2,708	161
Interest expense	(847)	(941)	(2,636)	(2,550)
Other income, net	2,849	297	2,851	2,987

Net loss	$(1,589)	$(787)	$(13,672)	$(2,497)

Net loss per common share - basic and diluted	$(0.07)	$(0.03)	$(0.60)	$(0.11)

Weighted average common shares outstanding - basic and diluted	22,768	22,824	22,954	22,815

Other data:
Gross bookings (in 000s)	$204,656	$212,793	$630,561	$609,213
Auction gross merchandise volume (in 000s)	$2,530	$2,351	$7,105	$10,782
Average customer acquisition cost (shopping)	$21.82	$18.21	$24.83	$20.09

Overstock.com, Inc.

Consolidated Balance Sheets

(in thousands)

	December 31,	September 30,
	2008	2009
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$100,577	$79,111
Marketable securities	8,989	—

Cash, cash equivalents and marketable securities	109,566	79,111
Accounts receivable, net	6,985	8,589
Notes receivable	1,250	—
Inventories, net	17,723	17,532
Prepaid inventory, net	761	3,616
Prepaid expense	9,694	10,192

Total current assets	145,979	119,040
Fixed assets, net	23,144	20,536
Goodwill	2,784	2,784
Other long-term assets, net	538	2,015

Total assets	$172,445	$144,375

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$62,120	$36,238
Accrued liabilities	25,154	29,034
Deferred revenue	19,026	19,192
Capital lease obligations, current	—	491

Total current liabilities	106,300	84,955

Other long-term liabilities	2,572	2,226
Capital lease obligations, non-current	—	892
Convertible senior notes, net	66,558	59,398

Total liabilities	175,430	147,471

Redeemable common stock	—	705

Stockholders’ equity (deficit):
Common stock	2	2
Additional paid-in capital	338,620	340,497
Accumulated deficit	(264,985)	(267,734)
Treasury stock	(76,670)	(76,566)
Accumulated other comprehensive income	48	—

Total stockholders’ deficit	(2,985)	(3,801)

Total liabilities and stockholders’ deficit	$172,445	$144,375

Overstock.com, Inc.

Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Three months ended September 30,		Nine months ended September 30,		Twelve months ended September 30,
	2008	2009	2008	2009	2008	2009

Cash flows from operating activities:
Net loss	$(1,589)	$(787)	$(13,672)	$(2,497)	$(20,142)	$(1,483)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization, including internal-use software and website development	5,580	2,946	17,964	10,113	24,634	14,816
Realized loss on marketable securities	—	—	—	39	—	373
Loss on settlement of notes receivable	—	—	—	—	—	3,929
Loss on disposition of fixed assets	—	—	—	184	—	324
Stock-based compensation to employees and directors	990	835	3,242	2,559	4,378	3,339
Stock-based compensation to consultants for services	(134)	—	181	10	90	88
Stock-based compensation relating to performance share plan	—	—	300	—	(600)	(1,300)
Issuance of common stock from treasury for 401(k) matching contribution	—	185	19	185	(415)	185
Amortization of debt discount	85	125	257	270	343	347
Gain from early extinguishment of debt	(2,849)	—	(2,849)	(2,810)	(2,849)	(2,810)
Restructuring charges	—	—	—	(218)	—	(218)
Notes receivable accretion	(136)	—	(408)	—	(544)	(137)
Changes in operating assets and liabilities Accounts receivable, net	(104)	(850)	1,127	(2,604)	(1,806)	1,038
Inventories, net	(3,445)	(5,509)	8,162	191	6,237	(51)
Prepaid inventory, net	(1,904)	(1,710)	(980)	(2,855)	451	302
Prepaid expenses	(454)	1,668	(3,363)	(670)	(678)	571
Other long-term assets, net	—	377	—	(80)	105	(596)
Accounts payable	3,442	9,187	(35,699)	(25,882)	2,349	1,579
Accrued liabilities	1,109	3,833	(11,524)	3,762	2,176	3,005
Deferred revenue	(533)	1,922	(3,235)	166	1,606	(538)
Other long-term liabilities	(333)	(242)	(392)	—	(471)	(70)

Net cash provided by (used in) operating activities	(275)	11,980	(40,870)	(20,137)	14,864	22,693

Cash flows from investing activities:
Purchases of marketable securities	(10,186)	—	(35,548)	—	(81,601)	—
Maturities of marketable securities	13,298	—	54,637	—	71,571	9,905
Sales of marketable securities prior to maturity	—	—	—	8,902	—	16,642
Expenditures for fixed assets, including internal-use software and website development	(8,809)	(2,486)	(15,258)	(6,009)	(15,669)	(9,441)
Collection of note receivable	250	—	1,506	1,250	1,506	1,250

Net cash provided by (used in) investing activities	(5,447)	(2,486)	5,337	4,143	(24,193)	18,356

Cash flows from financing activities:
Payments on capital lease obligations	—	(151)	(3,796)	(579)	(3,801)	(579)
Drawdowns on line of credit	1,326	—	7,722	1,612	8,976	6,853
Paydowns on line of credit	(1,326)	—	(7,722)	(1,612)	(8,976)	(6,853)
Payments to retire convertible senior notes	(6,550)	—	(6,550)	(4,563)	(6,550)	(4,563)
Purchase of treasury stock	(1,452)	—	(13,452)	(333)	(13,452)	(333)
Exercise of stock options	547	3	1,471	3	2,519	3

Net cash (used in) financing activities	(7,455)	(148)	(22,327)	(5,472)	(21,284)	(5,472)

Effect of exchange rate changes on cash	23	—	(9)	—	(7)	9

Net increase (decrease) in cash and cash equivalents	(13,154)	9,346	(57,869)	(21,466)	(30,620)	35,586
Cash and cash equivalents, beginning of period	56,679	69,765	101,394	100,577	74,145	43,525

Cash and cash equivalents, end of period	$43,525	$79,111	$43,525	$79,111	$43,525	$79,111